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                                                                      Exhibit 12


                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                             SIX MONTHS ENDED
                                                  JUNE 30,                         YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

Interest Expense                            $  25,400  $  52,700  $ 101,900  $  90,400  $ 142,100  $ 151,000  $  73,300

Estimated Interest Portion of
    Rent Expense                                7,092      5,810     12,352     10,864     10,035     10,064     10,321
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

Fixed Charges                               $  32,492  $  58,510  $ 114,252  $ 101,264  $ 152,135  $ 161,064  $  83,621
                                            =========  =========  =========  =========  =========  =========  =========

Income From Continuing
    Operations Before Income Taxes          $ 255,600  $ 218,200  $ 523,600  $ 483,200  $ 470,700  $ 297,300  $ 314,600

Add:     Fixed Charges                         32,492     58,510    114,252    101,264    152,135    161,064     83,621

         Dividends From Less Than
         50% Owned Companies                       --         --         --         --        287        968        549

Less:    Equity in (Earnings) / Losses
         of Less Than 50% Owned
         Companies                                (46)       332        595       (320)    (1,609)      (996)    (1,776)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings Before Fixed Charges               $ 288,046  $ 277,042  $ 638,447  $ 584,144  $ 621,513  $ 458,336  $ 396,994
                                            =========  =========  =========  =========  =========  =========  =========

Ratio of Earnings to Fixed Charges            8.9x        4.7x       5.6x       5.8x       4.1x       2.8x       4.7x
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